EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated September 7, 2010, with respect to the statements of condition including the related portfolios of The Dow Jones Total Market Portfolio, Enhanced Index Strategy 2010-4 and Enhanced Sector Strategy, Sector Rotation Portfolio 2010-4 (included in Van Kampen Unit Trusts, Series
1022) as of September 7, 2010, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-168271) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP

New York, New York
September 7, 2010